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July 30, 2014

Pine Grove Alternative Institutional Fund (the "Fund")
(File Nos. 811-22860 & 333-189791)
25 DeForest Avenue
Summit, NJ 07901

Dear Ladies and Gentlemen:

We hereby consent to the use of our name in the Registration Statement, including in any revised or amended versions thereof, and to the filing of this letter as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP